NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

March 15, 2011

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Trans-Lux Corporation

Common Stock, $1.00 Par Value

8 ¼% Limited Convertible Senior Subordinated Notes due 2012

Commission File Number – 001-02257

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in three out of its four most recent fiscal years;

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in its five most recent fiscal years;

(c)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature; and

(d)

Section 1003(b)(iv)(B) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security if the issuer is not able to meet its obligations on the listed debt securities.

2.

The Common Stock (the “Common Stock”) of Trans-Lux Corporation (the “Company” or “Trans-Lux”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years Ended December 31,

Loss from Continuing Operations

Net Loss

2009

$8,795,000

      $8,795,000

2008

$4,616,000

       $8,042,000

2007

$5,812,000

       $5,095,000

2006

$2,264,000

       $1,647,000

2005

$1,793,000

       $1,793,000

Nine Months Ended September 30,

Loss from Continuing Operations

Net Loss

 2010

  $5,255,000

       $5,255,000

(b)

At September 30, 2010, the Company reported stockholders’ equity of $2,128,000 and a working capital deficit of approximately $17.2 million.

The 8 ¼% Limited Convertible Senior Subordinated Notes due 2012 (the “Notes”) of the Company do not qualify for continued listing.  Specifically, in March and September 2010, the Company defaulted on interest payments totaling $835,600 on the Notes.

3.

In reviewing the eligibility of the Company’s Common Stock and Notes (collectively, the “Securities”) for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On July 2, 2010, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ended March 31, 2010, Trans-Lux was not in compliance with Sections 1003(a)(iii) and 1003(a)(iv) of the Company Guide.  In accordance with Section 1009 of the Company Guide, Trans-Lux was given the opportunity to submit a business plan outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On August 9, 2010, Trans-Lux submitted its plan to regain compliance to the Exchange (the “Plan”).

(c)

On September 14, 2010, the Exchange notified Trans-Lux that Staff had determined to initiate immediate delisting proceedings against the Company based on its determination that the Plan did not make a reasonable demonstration of the Company’s ability to regain compliance with Sections 1003(a)(iii) and 1003(a)(iv) of the Company Guide (the “Staff Determination”).  The Company was further advised that it was not in compliance with Section 1003(a)(ii) of the Company Guide since it had reported stockholder’s equity of less than $4 million as of June 30, 2010 and losses from continuing operations and net losses in three of its four most recent fiscal years ended December 31, 2009.  The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by September 21, 2010.

(d)

On September 21, 2010, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.

(e)

On November 8, 2010, a hearing, at which the Company’s representatives were present, was conducted before the Panel.  By letter dated November 10, 2010, the Exchange notified Trans-Lux of the Panel’s decision to deny the Company’s appeal for continued listing of its Securities on NYSE Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities (the “Committee”) review the Panel’s decision within fifteen days.

(f)

On November 24, 2010, the Company requested, pursuant to Section 1205 of the Company Guide that the Exchange’s Committee on Securities review the Panel’s decision.

(g)

On January 18, 2011, a hearing based on written submissions made by the Company and the Staff was conducted before the Committee.  By letter dated January 19, 2011, the Exchange notified Trans-Lux of the Committee’s decision to deny the Company’s appeal for continued listing of its Securities on NYSE Amex and to affirm the Panel’s decision.  The letter also informed the Company that the Committee’s decision could be called for review by the Exchange’s Board of Directors.

(h)

By letter dated March 14, 2011, the Company was notified that the Board of Directors of NYSE Amex declined to conduct a discretionary review of the Committee’s decision.  Accordingly, the Committee’s decision now represents the final action of the Exchange.

(i)

The Company has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Securities from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Ms. Angela D. Toppi, Executive Vice President and Chief Financial Officer of Trans-Lux Corporation.

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Amex LLC